Exhibit 10.14

English Summary of Lease Agreement (the “Lease”), dated May 14, 2008, by and between Nachum Levy, as landlord, and Evogene Ltd. (the “Company”), as tenant.

•	Premises Covered by Lease: Approximately 10 dunams (10,000 square meters or approximately 108,000 square feet) of land located in Kibbutz Naan, Israel.

•	Permitted Use of Leased Premises: Performance of scientific experiments on plants, as well as storage of seeds, equipment, and materials related to such experiments, and office use.

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Term of Lease: Initial term of the Lease is from October 1, 2008 until October 1, 2011. The Company is granted an option at any time during the initial Lease term to extend the term of the Lease for an additional period of 3 to 5 years from the termination of the initial Lease term. On March 27, 2011 the Company exercised this extension option for the full 5 year extension period.

•	Monthly Rent: NIS 17,000 + VAT per dunam.

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Termination: In the case of a breach by the Landlord, following 10 days notice of the breach, the Company may withhold rent for the period of the breach and may also terminate the Lease. In case of a material breach by one party to the Lease, the other party may inform the breaching party of the breach, and if the breach is not cured within 14 days after such notice, the non-breaching party may then terminate the Lease by providing 7 days prior written notice.

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Modifications to Leased Premises: The Company is permitted to effect any temporary modifications to the leased premises at its discretion, subject to any third-party permits that may be required. All impermanent structures, infrastructure and facilities that may be built by the Company on the leased premises will be owned exclusively by the Company.